Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-188453

Pricing Term Sheet

$550,000,000 2.375% Notes due 2018

$550,000,000 3.750% Notes due 2023

Issuer:	Total System Services, Inc.

Security Type:	Senior Unsecured Notes

Format:	SEC Registered

Title:	2.375% Notes due 2018 (the “2018 Notes”) 3.750% Notes due 2023 (the “2023 Notes”)

Principal Amount:	2018 Notes: $550,000,000 2023 Notes: $550,000,000

Maturity:	2018 Notes: June 1, 2018 2023 Notes: June 1, 2023

Coupon:	2018 Notes: 2.375% 2023 Notes: 3.750%

Price to Public:	2018 Notes: 99.971% 2023 Notes: 99.240%

Yield to Maturity:	2018 Notes: 2.381% 2023 Notes: 3.842%

Re-Offer Spread to Benchmark:	2018 Notes: T+155 bps 2023 Notes: T+190 bps

Benchmark:	2018 Notes: UST 0.625% due April 30, 2018 2023 Notes: UST 1.750% due May 15, 2023

Benchmark Price/Yield:	2018 Notes: 99-00 / 0.831% 2023 Notes: 98-08+ / 1.942%

Expected Ratings (Moody’s / S&P)*:	Baa3 / BBB+

Pricing Date:	May 15, 2013

Settlement Date (T+5)**:	May 22, 2013

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2013

Optional Redemption:	2018 Notes: T+25 bps 2023 Notes: T+30 bps

Par Call:	2023 Notes: At any time on or after March 1, 2023 at par plus accrued and unpaid interest to the redemption date

Special Mandatory Redemption:	In the event that we do not consummate the Acquisition on or before November 15, 2013 or the Merger Agreement is terminated at anytime on or before such date, we will redeem all of the 2023 notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date

CUSIP/ISIN:	2018 Notes: 891906AA7 / US891906AA70 2023 Notes: 891906AB5 / US891906AB53

Sole Active Book-Running Manager:	J.P. Morgan Securities LLC

Passive Book-Running Manager:	Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	Regions Securities LLC U.S. Bancorp Investments, Inc. Fifth Third Securities, Inc. Wells Fargo Securities, LLC PNC Capital Markets LLC Synovus Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.
**	It is expected that delivery of the notes will be made against payment therefor on or about May 22, 2013, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Total System Services, Inc. on May 15, 2013 relating to the prospectus dated May 8, 2013.